Exhibit 21.0

Subsidiaries

Registrant                     Ocean Shore Holding Co.

Subsidiaries	Percentage Ownership	Jurisdiction or State of Incorporation
Ocean City Home Bank	100%	United States
Seashore Financial Services, LLC (1)	100%	New Jersey

(1)	Wholly-owned subsidiary of Ocean City Home Bank.